SANDERSON FARMS, INC.

P.O. Box 988

Laurel, Mississippi 39441

SUPPLEMENTAL INFORMATION REGARDING

STOCKHOLDER PROPOSAL ON ANTIBIOTICS

January 24, 2017

Dear Stockholder,

Earlier this month we provided you with the Proxy Statement for our Annual Meeting of Stockholders, to be held on Thursday, February 9, 2017. We are writing to ask for your support by voting AGAINST Proposal 4 in the Proxy Statement – a stockholder proposal to request that we adopt a policy to phase out the use of medically important antibiotics for growth promotion and disease prevention in our operations (referred to as the “Stockholder Proposal”).

A proxy advisory firm has recommended that stockholders vote in favor of the Stockholder Proposal. In light of the recommendation, we thought it would be helpful to provide you the supplemental information set forth below.

We encourage you to read carefully our response to the Stockholder Proposal in our Proxy Statement and this supplement when considering how to vote.

This supplement is first being made available to stockholders on January 24, 2017.

If you have already voted your shares and wish to change your vote, you may do so by re-voting as described on page 3 of the Proxy Statement.

We urge you to vote AGAINST the Stockholder Proposal.

Executive Summary

We do not use antibiotics for growth promotion. We do use FDA-approved antibiotics to prevent disease in our chickens. Discontinuing the responsible use of FDA-approved antibiotics to prevent disease would be a fundamental change in our business and marketing program that we believe would harm our stockholders and customers. We have been successful in marketing our company as a low-cost producer of quality, wholesome and safe poultry products. We sell to a broad base of customers who include mainstream national and regional retail grocery store chains, food service suppliers, and casual dining restaurants. Our customers and the consumers in the markets we serve make their purchasing decisions mainly based on price, quality and service.

By contrast, we believe some producers and restaurants have introduced antibiotic-free (“ABF”) chicken in part to gain a marketing advantage by attempting to sell what they describe as a premium chicken product, for significantly higher prices. ABF products are more expensive to produce and appeal primarily to shoppers at high-end, organic or other specialty grocery stores. We do not market our products to these kinds of stores, nor do we target or sell product to the types of restaurants that have adopted ABF menu items. Only a small percentage of total fresh chicken sales in each of our customer markets were ABF sales, and the ABF market is already significantly oversupplied.

Moreover, the assertion that the preventative use of antibiotics in chickens is harmful to human health is not supported by empirical scientific data.

Our customers are not demanding ABF chicken from us and very little ABF chicken is sold in the customer markets we participate in.

We have been successful in marketing our company as a low-cost producer serving conventional grocery stores, food service suppliers and others who make purchasing decisions based primarily on price, quality and service. ABF products are more expensive to produce than our products. Withholding FDA-approved antibiotics leads to higher bird morbidity and mortality rates, lower live weights (because sick birds convert feed to weight less efficiently), longer growing times, lower yield, and requires more feed, water, and energy. These higher costs are multiplied because more ABF birds must be grown to produce the same supply of processed meat.

Our customers are not demanding ABF products from us. We do not market our products to organic and specialty food stores where ABF products are primarily sold, nor to the segment of restaurants – “fast casual” chains – that have adopted ABF marketing programs. We have no indication that we are losing market share because of our existing product lines, and unlike others in our industry, our market share has grown significantly in recent years. We believe that if we discontinue the preventative use of antibiotics at this time, our customers may seek alternative, lower cost suppliers.

We participate in two primary customer markets for fresh chicken: the retail grocery or “tray pack” market, and the big bird deboning market, which serves food service companies, further processors, casual dining restaurants and the export markets for dark meat. According to industry data, only 9.7% of all tray pack sales in December 2016 were attributable to product marketed as ABF chicken, and in the big bird deboning market, ABF sales were a mere 1.4% of total sales.

Industry data indicate that the total market for ABF chicken is already vastly oversupplied.

Industry data indicate that the supply of ABF chicken is significantly outpacing demand. The main poultry product demanded by ABF consumers is boneless breast meat. Therefore, in most cases, producers must sell the wings, tenders and a portion of the dark meat from cut-up ABF chickens into conventional markets. So, while ABF chickens represented an average of 17.4% of all fresh chicken produced in the United States during the last six months of 2016 for which data is available (June – November), only 4.2% of total U.S. sales were attributable to product marketed and sold as ABF. This means that less than one-quarter of all ABF chicken produced was actually marketed and sold as ABF, and that over three-quarters were sold at comparable prices and through the same channels as conventionally raised chicken.

Industry data also show that as the supply of ABF chicken produced in the United States has increased, the premium prices for the product have declined. Falling prices, combined with a higher cost of goods sold for ABF products, would result in lower profitability. Our lower profitability would obviously result in less value for our stockholders.

Our consumer research indicates that most retail consumers buy fresh chicken based on price, freshness and quality and do not consider ABF claims to be important in their purchasing decision.

Our consumer research has revealed that retail grocery shoppers in our geographic markets make purchasing decisions about fresh chicken primarily based on price, freshness and quality. In a consumer study we conducted in 2016 through independent market research firms, 71% of all survey respondents said price was the most important factor when purchasing fresh chicken.

Over half of the survey respondents, 55%, did not consider antibiotic claims important in deciding which chicken to buy. Among the 45% that are sensitive to antibiotic messages, 72%, when educated about the facts, agreed that chicken can be raised responsibly with the use of antibiotics; further, 69% agreed that the responsible use of antibiotics in chicken farming results in healthier chickens.

Consumers are eager to learn the facts about antibiotic use in chicken production and its impact on human health.

Our study revealed that there is considerable confusion among retail consumers about the meaning of antibiotic labeling on fresh chicken. When consumers were informed about federal regulations that require antibiotics to be discontinued and metabolized by chickens before they leave farms to be processed, some admitted to feeling “duped.”

As a result, we have launched a multi-million dollar advertising and consumer information campaign aimed at educating consumers about the science behind the responsible use of antibiotics in our operations. We have identified a target audience of 41.9 million consumers whom we believe are eager to hear the hard facts about antibiotics in our operations and their impact on human health.

Science has not shown that the responsible use of antibiotics harms humans.

Numerous scientific studies have shown that the preventative use of antibiotics in food animals has not harmed human health, and that banning their use might actually be harmful to humans. You can read a summary of this scientific data at: http://bit.ly/ScienceSupport

Conclusion

If our customers, consumers, or the scientific community change their views about antibiotics from those they have expressed to date, we will react in a responsible way. However, we believe we provide a lower cost alternative to customers for whom cost is a primary driver of purchasing decisions. At present, we think discontinuing our responsible use of FDA-approved antibiotics to treat and prevent disease would negatively impact our business, and would threaten stockholder value.

THE SCIENCE OF ANTIBIOTICS IN POULTRY

We fully appreciate and recognize the reality and concern about the development of antibiotic resistant bacteria in humans. We also acknowledge and agree with studies that conclude this problem is in part caused by the overuse and improper use of antibiotics in human and animal medicine.

However, we believe the decision of certain poultry producers and a few high profile restaurant chains to phase in antibiotic-free (“ABF”) chicken products is not supported by scientific evidence that the responsible use of FDA-approved antibiotics in commercial poultry operations is harmful to human health. Notably, the ABF “trend” has not been embraced by food producers or their restaurant customers for products made from other animal species, such as beef and pork.

Here are some facts about the science behind our responsible use of antibiotics and their impact on humans.

The preventative use of antibiotics in food animals has not been shown to harm human health.

Numerous scientific studies report that the empirical data show that the preventative, or “subtherapeutic,” use of antibiotics in food animals in the United States has not harmed human health.1 One study stated: “To our knowledge, no case of a treatment failure in a human patient, caused by transmission of antibiotic-resistant bacteria through the food chain . . . has ever been documented in the United States.”2 The authors say the notion that the subtherapeutic use of antibiotics causes harm from antibiotic resistance in humans is a “scientific urban legend” based on faulty assumptions and statistical risk models, rather than valid empirical data.3

Another well regarded study pointed out that “an independent examination of the facts, free from commercial or political influence, shows that the actual risk is extremely small and may be zero in many cases.”4 The same study concluded that a ban on preventative antibiotics would have no impact on the prevalence of several antibiotic resistant infections in humans.5

[1]	See, for example, Louis A. Cox, Jr. and Douglas A. Popken, “Assessing Potential Human Health Hazards and Benefits from Subtherapeutic Antibiotics in the United States: Tetracyclines as a Case Study,”Risk Analysis, Vol. 30, No. 3 (2010).
[2]	Cox and Popken, p. 434.
[3]	Cox and Popken, pp. 434-435. See also Hector M. Cervantes, “Antibiotic-free poultry production: Is it sustainable?,”Journal of Applied Poultry Research, Vol. 24 (2015), p. 91.
[4]	Ian Phillips, Mark Casewell et al., “Does the use of antibiotics in food animals pose a risk to human health? A critical review of published data,”Journal of Antimicrobial Chemotherapy, Vol. 53, No. 1 (2004), p. 29.
[5]	Philips, Casewell et al., pp. 36-41.

Studies have shown that antibiotic use in humans clearly contributes to the problem of human antibiotic resistance.

There is overwhelming scientific support for the conclusion that human antibiotic resistant infections are primarily attributable to use of those drugs in humans,6 and that a reduction in human use, rather than in animals, is “almost the only thing that does have an effect” on the problem of antibiotic resistance.7

A ban on the preventative use of antibiotics in food animals may actually harm human health and lead to an increase in the use of human antibiotics.

Proponents of a ban on subtherapeutic use of animal antibiotics also fail to consider whether a ban will have unintended consequences that actually harm, rather than promote, human health. Studies have shown that processed ABF meat has a higher prevalence of food-borne pathogens, such as campylobacter, than meat from conventional farms.8 Antibiotic use in conventionally raised food animals in the United States has coincided with a lower risk of food-borne illness in this country.9

In considering the desirability of a ban on the preventative use of antibiotics, it is instructive to examine several precautionary antibiotic bans that were imposed in Europe in the 1980’s and 1990’s. Some of those bans were implemented despite the advice of the European Union’s scientific advisors that there were insufficient data to support a ban.10 Following such bans, producers were forced to increase the use of stronger prescription antibiotics, including those used in human medicine, in response to significant enteric disease in sick poultry.11 A ban on bacitracin in Denmark not only led to increased gastrointestinal disease in chickens and a resulting increase of antibiotic therapy to treat the sick birds, but there was also no decrease in resistance to bacitracin in the commensurate bacteria.12 Additionally, poultry producers in Sweden, Norway and the United Kingdom became less competitive after the ban on preventative antibiotics in those countries because of the associated higher cost of production.

Notably, campylobacter infection in humans, a food-borne illness, has reached record levels in Denmark and other European countries, while declining by over 25% in the United States.13 The increase in such illnesses may, in turn, lead to the increased use of antibiotics in humans to treat illness, which itself could lead to increased antibiotic resistance.14 As one study observed: “The banning of the use of growth-promoting antibiotics has not been claimed even by its most ardent supporters to have had any detected beneficial effect on human health—and it might even have adverse effects.”15

[6]	Cervantes, pp. 91-92; Phillips, Casewell et al., p. 42.
[7]	Cox and Popken, p. 437.
[8]	O.E. Heuer, K. Pedersen et al., “Prevalence and antimicrobial susceptibility of thermophilic Campylobacter in organic and conventional broiler flocks,”Letters in Applied Microbiology, Vol. 53 (2001), p. 272.
[9]	Cox and Popken, p. 438.
[10]	Phillips, Casewell et al., p. 29.
[11]	Cox and Popken, p. 436; Phillips, Casewell et al., p. 43.
[12]	Phillips, Casewell et al., p. 44.
[13]	Phillips, Casewell et al., p. 44.
[14]	Cox and Popken, p. 438.
[15]	Phillips, Casewell et al., p. 45.

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Recent U.S. federal legislative initiatives to limit antibiotic use in food animals have repeatedly failed, perhaps in large part because of a lack of scientific support for such measures and the evidence from Europe. In addition, it is unclear whether related federal executive branch efforts will be continued under the new presidential administration.

ABF chicken producers will likely not eliminate all antibiotics in their operations.

Certain U.S. poultry producers who have announced intentions to “eliminate” the use of certain kinds of antibiotics or even all antibiotics admit that they will not withhold all such drugs from flocks that become sick. Based on such producers’ public statements, we believe that sick birds treated with antibiotics will be removed from ABF programs and sold through conventional distribution channels. This begs the question of whether, as more ABF chicken is produced in the United States, the therapeutic use of antibiotics will actually increase, leading to some of the problems experienced in Europe.

If scientific conclusions about antibiotics or alternative therapies change, we will respond.

We support initiatives to find alternatives to antibiotics that are effective in preventing and controlling avian disease, are safe for humans and consistent with animal welfare. If future science reveals conclusions about antibiotics that are different from those generally accepted today by the scientific community, veterinary groups and the federal Food and Drug Administration, then we will respond appropriately.

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